Exhibit 10.39

FINANCIAL INDUSTRY REGULATORY AUTHORITY

LETTER OF ACCEPTANCE, WAIVER AND CONSENT

NO.  20080130555

TO:	Department of Enforcement
Financial Industry Regulatory Authority (“FINRA”)

RE:	Comerica Securities, Inc., (“Comerica” or “Respondent”)
Member Firm
BD No. 17079

Pursuant to NASD Rule 9216 of FINRA’s Code of Procedure, Respondent submits this Letter of Acceptance, Waiver and Consent (“AWC”) for the purpose of proposing a settlement of the alleged rule violations described below.  This AWC is submitted on the condition that, if accepted, FINRA will not bring any future actions against Respondent alleging violations based on the same factual findings described herein.

I.

ACCEPTANCE AND CONSENT

A.                                   Respondent hereby accepts and consents, without admitting or denying the findings, and solely for the purposes of this proceeding and any other proceeding brought by or on behalf of FINRA, or to which FINRA is a party, prior to a hearing and without an adjudication of any issue of law or fact, to the entry of the following findings by FINRA:

BACKGROUND

Comerica has been a registered broker-dealer and a member of FINRA (f/k/a National Association of Securities Dealers or NASD) since August 1986.  Comerica, which conducts a retail brokerage business, is a broker dealer subsidiary of Comerica Bank.  Comerica is headquartered in Detroit, Michigan, and has over 70 active branches and 358 registered representatives.

RELEVANT PRIOR DISCIPLINARY HISTORY

Comerica has no relevant prior disciplinary history.

OVERVIEW

During the period from May 31, 2006 through February 28, 2008 (“the relevant period”), Comerica violated NASD and MSRB rules relating to communications with the public in its marketing and sale of auction rate securities (“ARS”) and failed to maintain adequate supervisory procedures concerning its sales and marketing activities regarding ARS, as required by NASD and Municipal Securities Rulemaking Board (“MSRB”) rules.

During the relevant period, Comerica used advertising and marketing materials for ARS that were not fair and balanced and did not provide a sound basis for evaluating the facts in regard to purchases of ARS.  Among other things, during the relevant period, the materials did not contain adequate disclosure of the risks of ARS, including the risks that:  (a) ARS auctions could fail, (b)  investments in ARS could become illiquid, and  (c) customers might be unable to obtain access to funds invested in ARS for substantial periods of time.  Such materials thus violated NASD Rules 2210, 2211, and MSRB Rule G-21 as discussed below.

Comerica also failed to establish and maintain a supervisory system, including written supervisory procedures, that was reasonably designed to achieve compliance with NASD and MSRB rules as it related to the marketing and sale of ARS.  For instance, during the relevant period, Comerica failed to maintain policies and procedures that were reasonably designed to ensure that registered representatives: (a) accurately described ARS to customers and (b) provided customers with full disclosure of the risks of ARS investments.  Also, during the relevant period, Comerica failed to provide adequate training to registered representatives regarding the features and characteristics of ARS, especially those affecting liquidity.

As a result of the foregoing, Comerica violated NASD Rules 2210, 2211, 3010 and 2110, and MSRB Rules G-21, G-27 and G-17.

FACTS AND VIOLATIVE CONDUCT

Background: Auction Rate Securities

ARS are long-term securities with interest rates or dividend yields that are reset periodically through an auction process.(1)  Historically, ARS were held mainly by institutional investors, but in recent years a retail market developed for these securities, with a typical minimum investment of $25,000.  Although the maturity periods of ARS range from five years to 30 years or more for debt obligations and no stated maturity for closed-end fund preferred shares, auctions provide the primary source of liquidity for ARS investors and typically occur every 7, 14, 28 or 35 days.

(1) The primary types of ARS are municipal bonds, student loan-backed auction rate certificates issued by trusts that hold student loans, and preferred shares issued by closed-end funds and collateralized by the assets in the funds.

ARS can become illiquid when an auction fails.  ARS auctions fail when the supply of ARS being auctioned exceeds the demand for the securities in that auction.  When an ARS auction fails, investors receive a penalty interest rate or dividend until the next auction but are unable to sell their securities at that time.  As a result, ARS may not be appropriate for investors who have a short-term need for the funds they are investing.

Securities firms play different roles in the ARS market.  An “Underwriter” brings the ARS to market as an intermediary for the issuer of the security.  An “Auction Agent,” which can be a bank, conducts the ARS auction by collecting orders from broker-dealers, determines the “clearing rate,” the highest rate accepted in the auction that becomes the interest or dividend rate that applies until the next auction, and calculates the allocation of the securities among Auction Dealers.  An “Auction Dealer” or “Remarketing Agent” is a broker-dealer that solicits bids for the securities from their customers, submits them to the Auction Agent and usually receives a fee paid by the issuer.  Firms acting in these capacities are sometimes known as “upstream” firms.  In the past, certain upstream firms placed bids for ARS for their proprietary accounts in order to, among other things, support the auctions and prevent them from failing.(2)

In contrast to upstream firms, firms sometimes known as “downstream” firms do not act as agents for issuers in any capacity.  Instead, downstream firms act in the traditional broker role as agents for their customers and place bids with Auction Dealers and Remarketing Agents on the customers’ behalf to purchase and sell ARS.  Downstream firms are paid fees by Auction Dealers and Remarketing Agents (which may vary by dealer and type of security) for effecting trades in ARS.

In February 2008, auctions for ARS began to fail on a widespread basis.  Many of those failures have continued until the present time, notwithstanding that certain ARS issuers redeemed particular ARS in the period since the February 2008  failures.  Nevertheless, many investors, including those who need access to their funds, continue to be unable to sell their ARS holdings.

(2)  The Securities and Exchange Commission has previously brought a series of enforcement actions against underwriters, auction dealers and auction agents in the ARS market, which did not include Comerica.  See Bear Stearns & Co., Inc.; Citigroup Global Markets, Inc.; Goldman Sachs & Co.; J.P. Morgan Securities, Inc.; Lehman Brothers Inc.; Merrill, Lynch Pierce, Fenner & Smith Inc.; Morgan Stanley & Co. Inc. and Morgan Stanley DW Inc.; RBC Dain Rauscher Inc.; Banc of America Securities LLC; A.G. Edwards & Sons, Inc.; Morgan Keegan & Co., Inc.; Piper Jaffray & Co.; Suntrust Capital Markets Inc.; and Wachovia Capital Markets, LLC (Securities Act of 1933, Release No. 53888, May 31, 2006); Deutsche Bank Trust Company Americas, the Bank of New York, and Wilmington Trust Co. (Securities Act of 1933, Release No. 8767, January 9, 2007); Citigroup Global Markets, Inc., successor by merger to Legg Mason Wood Walker Inc. (Securities Exchange Act of 1934, Release No. 55712, May 7, 2007); and First Southwest Company (Securities Exchange Act of 1934, Release No. 57869, May 27, 2008).

ARS ACTIVITIES BY COMERICA

During the relevant period, Comerica acted as a downstream firm.  Comerica sold approximately $5,374,000,000 of ARS to its customers, primarily auction rate preferred securities, during that relevant period.  As of February 28, 2008, approximately $1,300,000,000 of such ARS was held in 1080 retail accounts at Comerica.  As of the date a settlement in principle was reached in this matter, September 16, 2008, customers held approximately $566,000,000 of ARS in Comerica retail accounts that were purchased through Comerica during the relevant period.

VIOLATIONS

Communications with the Public:  NASD Rules 2210, 2211 and MSRB Rule G-21

NASD Rule 2210(d)(1)(A) requires that:

All member communications with the public shall be based on principles of fair dealing and good faith, must be fair and balanced, and must provide a sound basis for evaluating the facts in regard to any particular security or type of security, industry or service.

NASD Rule 2211 provides that materials distributed to registered or associated persons must also meet the requirements of NASD Rule 2210(d)(1) and MSRB Rule G-21 governs advertisements relating to municipal securities.

Comerica used materials with customers and prospective customers that were not fair and balanced and did not provide a sound basis for evaluating the facts in regard to purchases of ARS.

Among other things, the materials used by Comerica failed to adequately disclose the risks of investing in ARS, including the risk that ARS auctions could fail, that investments in ARS could become illiquid, and that customers might be unable to obtain access to funds invested in ARS for substantial periods of time.  The materials used by Comerica also made inappropriate comparisons between ARS and other materially different investments.

For example, during the relevant period, on the Respondent’s website, ARS are identified as a “Cash Management” product suitable for short term investing.  The website failed to disclose the potential for illiquidity with ARS.

In an institutional sales PowerPoint presentation that was approved by Comerica for use by its registered representatives, Comerica again identified ARS as a “cash management instrument … characterized by liquidity, safety and access to principal.”  Comerica noted that “[t]hey are commonly used for transaction purposes, or as a place to store readily available savings.”  Similar to the Respondent’s website, the PowerPoint also failed to disclose the illiquidity risks of these investments.

As a result of the foregoing, Comerica violated NASD Rules 2210 and 2211 and MSRB Rule G-21 and, as a result, also violated NASD Rule 2110 and MSRB Rule G-17.

Supervisory Procedures:  NASD Rule 3010 and MSRB Rule G-27

NASD Rule 3010 requires each member firm to establish and maintain a system, including written procedures, to supervise the activities of its employees that is reasonably designed to achieve compliance with the federal securities laws and NASD rules.

MSRB Rule G-27 requires each broker, dealer and municipal securities dealer to supervise the conduct of its municipal securities activities to ensure compliance with MSRB rules and the federal securities laws, and requires each firm to establish and maintain a system, including written procedures, to supervise municipal securities activities that is reasonably designed to achieve compliance with the federal securities laws and MSRB rules.

Comerica failed to establish and maintain procedures that were reasonably designed to ensure that it marketed and sold ARS in compliance with the federal securities laws and applicable NASD and MSRB rules.  For instance, Comerica failed to maintain procedures reasonably designed to ensure that its registered representatives accurately described ARS to customers during sales presentations and that representatives provided customers with adequate disclosure of the risks of ARS, including the risk that ARS auctions could fail and that investments in ARS could therefore become illiquid.  Comerica also failed to provide adequate training to its registered representatives regarding the features and characteristics of ARS and the differences between ARS and other investments.

Comerica also failed to establish and maintain procedures that were reasonably designed to ensure that the written materials it used in connection with the marketing and sale of ARS complied with the appropriate disclosure standards in NASD Rules 2210, 2211, and MSRB Rule G-21.

As a result of the foregoing, Comerica violated NASD Rule 3010 and MSRB Rule G-27 and, as a result, violated NASD Rule 2110 and MSRB Rule G-17.

OTHER FACTORS

In determining the appropriate sanctions in this matter, FINRA notes that, pursuant to the settlement in principle previously reached in this matter, Comerica agreed to address harm sustained by customers as a result of the illiquidity in the ARS market that began in February 2008, as described below.

Additionally, Comerica took the following actions, prior to FINRA’s investigation, to address harm sustained by customers as a result of the illiquidity in the ARS market:

Comerica referred its ARS customers to Comerica Bank to obtain bank loans at interest rates comparable to that which was paid by the underlying ARS.

Comerica enhanced its website to include a question and answer section relating to ARS after the failures.

SANCTIONS

B.                                     Respondent also consents to the imposition of the following sanctions:

1.  A censure.

2.  A fine in the amount of $750,000.

•

Respondent agrees to pay the monetary sanction(s) upon notice that this AWC has been accepted and that such payment(s) are due and payable. Respondent has submitted an Election of Payment form showing the method by which it proposes to pay the fine imposed.

•	Respondent specifically and voluntarily waives any right to claim that it is unable to pay, now or at any time hereafter, the monetary sanction(s) imposed in this matter.

Buyback Offer

3.  Comerica or an affiliate has offered, pursuant to an agreement with FINRA, to purchase at par ARS, which were purchased through Comerica between May 31, 2006 and February 28, 2008 by investors in the Relevant Class, that are subject to auctions that have not been successful as of September 16, 2008 and are not subject to current calls or redemptions (“Eligible ARS”) from all investors in the Relevant Class, as described below in paragraph 4.  For purposes of this AWC, the “Relevant Class” shall be comprised of all Individual Investors who purchased Eligible ARS from Comerica at any time between May 31, 2006 and February 28, 2008 into accounts maintained at Comerica.  In addition to natural persons, the following entities are treated as “Individual Investors”:

a. Any account with the following beneficial owner:

1.                                     non-profit charitable organizations; and

2.                                     religious corporations or entities.

b. Any account, with the following beneficial owner, the value of which at the time of any ARS purchase made through Comerica did not exceed $10 million:

1.                                     trusts;

2.                                     corporate trusts;

3.                                     corporations;

4.                                     Employee pension plans/ERISA and Taft Hartley Act plans;

5.                                     educational institutions;

6.                                     incorporated non-profit organizations;

7.                                     limited liability companies;

8.                                     limited partnerships;

9.                                     non-public companies;

10.                               partnerships;

11.                               personal holding companies; and

12.                                 unincorporated associations.

4.  Comerica or an affiliate shall commence the buyback of all Eligible ARS no later than 30 days following the date this AWC is accepted by FINRA (the “Buyback Date”) and be completed no later than 60 days thereafter.  On October 1, 2008, Comerica or an affiliate commenced the offer to buyback all Eligible ARS (the “Buyback Offer”) and such Buyback Offer is expected to be completed no later than December 19, 2008 (the “Buyback”).

5.  Commencing six months from the date the AWC in this matter is accepted by FINRA, Comerica shall make its best efforts to provide liquidity to all other investors not in the Relevant Class but who purchased Eligible ARS from Comerica.  Such best efforts, which may include, but are not limited to, offers to purchase Eligible ARS and/or offers of low or no-interest loans, extended on the basis of reasonable and customary credit standards, shall be completed no later than 60 days following commencement of the best efforts.  On October 1, 2008, Comerica or an affiliate offered to purchase Eligible ARS from all other investors not in the Relevant Class, but who purchased Eligible ARS at any time between May 31, 2006 and February 28, 2008 through Comerica.  This buyback offer ends on December 19, 2008.

6.  Comerica has provided notice to current and former customers in the Relevant Class of the settlement terms set forth in this AWC.  In addition, Comerica contemporaneously established a dedicated telephone assistance line, with appropriate staff, to respond to questions from investors concerning the terms of the settlement.

Relief for Investors Who Sold Below Par

7.  No later than the completion of the Buyback, any Individual Investor in the Relevant Class that Comerica can reasonably identify who sold Eligible ARS below par between February 28, 2008 and September 16, 2008 will be paid the difference between par and the price at which the investor sold the Eligible ARS.

Consequential Damages Claims

8.  Comerica agrees to arbitrate claims for consequential damages filed by investors in the Relevant Class relating to Eligible ARS through a Special Arbitration Program (“SAP”) in accordance with rules set forth by FINRA Dispute Resolution under the authority of this AWC. Such rules will be issued and available to Comerica and investors through FINRA’s web site.  Pursuant to its agreement with FINRA, Comerica has notified

Individual Investors in the Relevant Class that an independent arbitrator selected under the auspices of FINRA, will be available for the exclusive purpose of arbitrating any Comerica Individual Investor’s consequential damages claim.   This SAP process is voluntary on the part of qualifying investors and does not preclude those investors who elect not to participate in the SAP from pursuing other available remedies.  Arbitration under the SAP shall be conducted by a single public arbitrator, unless the claim for consequential damages is $1,000,000 or greater, in which case a panel of three public arbitrators may be appointed.

9.  Any Individual Investor in the Relevant Class who chooses to pursue such a consequential damages claim shall bear the burden of proving that it suffered consequential damages and that such damages were caused by its inability to access funds consisting of such Individual Investor’s Eligible ARS purchase(s) through Comerica.  Comerica shall be able to defend itself against such claims provided, however, solely for the purposes of the SAP, Comerica shall not contest liability related to the sale of ARS; and provided further that Comerica shall not be able to use as part of its defense an Individual Investor’s decision not to sell Eligible ARS holdings prior to the Buyback Offer.

Report Concerning Compliance with Settlement

10.                                 Comerica shall provide FINRA with a report no later than 30 days following the completion of the Buyback setting forth (a) the names and account numbers of  all Individual Investors in the Relevant Class to whom the Buyback Offer was made, (b) an accounting of each instance in which such  Individual Investors accepted the Buyback Offer and sold Eligible ARS holdings to Comerica, and (c) the names, account numbers, and an accounting of those  Individual Investors in the Relevant Class paid pursuant to paragraph 7 hereunder.  Comerica shall also notify FINRA within 30 days of the completion of the best efforts undertaking set forth above in paragraph 5 of the nature and results of such efforts.  The accuracy of such report(s) delivered pursuant to this paragraph 10 shall be certified by the Chief Compliance Officer of Comerica.

The sanctions imposed herein shall be effective on a date set by FINRA staff.

For good cause shown, and upon receipt of a timely written request from Comerica, FINRA staff may extend any of the dates set forth above.

II.

WAIVER OF PROCEDURAL RIGHTS

Respondent specifically and voluntarily waives the following rights granted under FINRA’s Code of Procedure:

A.                                   To have a Formal Complaint issued specifying the allegations against Respondent;

B.                                     To be notified of the Formal Complaint and have the opportunity to answer the allegations in writing;

C.                                     To defend against the allegations in a disciplinary hearing before a hearing panel, to have a written record of the hearing made and to have a written decision issued; and

D.                                    To appeal any such decision to the National Adjudicatory Council (“NAC”) and then to the U.S. Securities and Exchange Commission and a U.S. Court of Appeals.

Further, Respondent specifically and voluntarily waives any right to claim bias or prejudgment of the General Counsel, the NAC, or any member of the NAC, in connection with such person’s or body’s participation in discussions regarding the terms and conditions of this AWC, or other consideration of this AWC, including acceptance or rejection of this AWC.

Respondent further specifically and voluntarily waives any right to claim that a person violated the ex parte prohibitions of NASD Rule 9143 or the separation of functions prohibitions of NASD Rule 9144, in connection with such person’s or body’s participation in discussions regarding the terms and conditions of this AWC, or other consideration of this AWC, including its acceptance or rejection.

III.

OTHER MATTERS

Respondent understands that:

A.                                   Submission of this AWC is voluntary and will not resolve this matter unless and until it has been reviewed and accepted by the NAC, a Review Subcommittee of the NAC, or the Office of Disciplinary Affairs (“ODA”), pursuant to NASD Rule 9216;

B.                                     If this AWC is not accepted, its submission will not be used as evidence to prove any of the allegations against Respondent; and

C.                                     If accepted:

1.                                       this AWC will become part of Respondent’s permanent disciplinary record and may be considered in any future actions brought by FINRA or any other regulator against Respondent;

2.                                       this AWC will be made available through FINRA’s public disclosure program in response to public inquiries about Respondent’s  disciplinary record;

3.                                     FINRA may make a public announcement concerning this AWC and the subject matter thereof in accordance with NASD Rule 8310 and IM-8310-3; and

4.                                       Respondent may not take any action or make or permit to be made any public statement, including in regulatory filings or otherwise, denying, directly or indirectly, any finding in this AWC or create the impression that the AWC is without factual basis.  Respondent may not take any position in any proceeding brought by or on behalf of FINRA, or to which FINRA is a party, that is inconsistent with any part of this AWC.  Nothing in this provision affects Respondent’s right to take legal or factual positions in litigation or other legal proceedings in which FINRA is not a party.

D.                                    Respondent may attach a Corrective Action Statement to this AWC that is a statement of demonstrable corrective steps taken to prevent future misconduct.  Respondent understands that it may not deny the charges or make any statement that is inconsistent with the AWC in such Statement.  This Corrective Action Statement does not constitute factual or legal findings by FINRA, nor does it reflect the views of FINRA or its staff.

Respondent certifies that it has read and understands all of the provisions of this AWC and has been given a full opportunity to ask questions about it; that it has agreed to its provisions voluntarily; and that no offer, threat, inducement, or promise of any kind, other than the terms set forth herein and the prospect of avoiding the issuance of a Complaint, has been made to induce Respondent to submit it.

Date		Respondent

Comerica Securities, Inc.

By:

Reviewed by:

Accepted by FINRA:

Signed on behalf of the
Date	Director of ODA, by delegated
authority

ELECTION OF PAYMENT FORM

Respondent intends to pay the fine set forth in the attached Letter of Acceptance, Waiver and Consent by the following method (check one):

☐                                    A personal, business or bank check for the full amount;

☐                                    Wire transfer;

☐                                    Credit card authorization for the full amount;(1) or

☐                                    The installment payment plan (only if approved by FINRA staff and the Office of Disciplinary Affairs).(2)

Respectfully submitted,

Date		Respondent

Comerica Securities, Inc.

By:

 (1)  Only Mastercard, Visa and American Express are accepted for payment by credit card.  If this option is chosen, the appropriate forms will be mailed to you, with an invoice, by FINRA’s Finance Department.  Do not include your credit card number on this form.

 (2)  The installment payment plan is only available for fines of $5,000 or more.  Certain interest payments, minimum initial and monthly payments, and other requirements apply.  You must discuss these terms with FINRA staff prior to requesting this method of payment.